Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIAMONDHEAD HOLDINGS CORP.

Diamondhead Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The present name of the Corporation is DiamondHead Holdings Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 7, 2020 (the “Original Certificate of Incorporation”).

2.            This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, integrates and restates the Original Certificate of Incorporation and was duly adopted in accordance with the provisions of Sections 242, and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.            The text of the Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is United Homes Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the Stateof Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.01. Authorized Classes of Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 450,000,000 shares, consisting of (a) 410,000,000 shares of common stock (the “Common Stock”), of which 350,000,000 shares shall be a series of Common Stock designated as Class A common stock (the “Class A Common Stock”) and 60,000,000 shares of which shall be a series designated as Class B common stock (the “Class B Common Stock”), and (b) 40,000,000 shares of preferred stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.02. Common Stock. Except as set forth in Sections 4.02(c) and 4.02(d), the Class A Common Stock and the Class B Common Stock shall be identical in all respects.

(a) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical with respect to rights to such dividends.

(b) Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(c)            Voting Rights. Subject to the express terms of any outstanding series of Preferred Stock and except as otherwise provided herein or required by the DGCL:

i.            The holders of Class A Common Stock shall be entitled to one (1) vote per share on any matter submitted to a vote of the stockholders generally.

.             The holders of Class B Common Stock shall be entitled to two (2) votes per share on any matter submitted to a vote of the stockholders generally.

i.            The holders of Class A Common Stock and the Class B Common Stock shall vote together on any matter submitted to a vote of the stockholders generally.

ii.            Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation

(including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(d)            Conversion of Class B Common Stock.

i.            Conversion at the Option of the Holder. Each outstanding share of Class B Common Stock may at any time, at the option of the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall deliver a written notice to the Corporation at its principal corporate office, of the election to convert the Class B Common Stock and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock are to be registered. The Corporation shall, as soon as practicable thereafter, register such holder of Class B Common Stock, or the nominee or nominees of such holder, on the Corporation’s books and records as the owner of the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice of the election to convert is received by the

Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Article IV, Section 4.02(d)(i) shall be retired by the Corporation and shall not be reissued by the Corporation.

ii.            Conversion upon Transfer. Each outstanding share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of any Transfer (as defined below) of such share, except for the following permitted transfers:

A.            transfers to any affiliate or associate of a holder of Class B Common Stock, including immediate family members of such holder;

B.            transfers to another holder of Class B Common Stock; and

C.            transfers approved by a majority of the Corporation’s Board of Directors (each of clause A-C, a “Permitted Transfer”).

For purposes hereof, an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Each share of Class B Common Stock that is converted pursuant to this Article IV, Section 4.02(d)(ii) shall be retired by the Corporation and shall not be reissued by the Corporation.

For purposes of this Article IV, Section 4.02(d)(ii), a “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer:”

(1)            the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(2)            entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (a) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (b) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (c) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(3)            the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(4)            the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, sale or acquisition of assets, liquidation or other transaction approved by the Board of Directors;

(5)            due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer; or

(6)            the Transfer of Class B Common Stock pursuant to the terms of a planned trading program effected pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale.

For purposes of this Article IV, Section 4.02(d)(ii), “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

iii. Reservation of Class A Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of such Class B Common Stock, in addition to such other remedies as shall be available to the holder of such Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

Section 4.03. Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)            the designation of the series;

(b)            the number of shares of the series;

(c)            the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)            whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)            whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)            whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)            the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)            the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)            the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)            any other relative rights, preferences, and limitations of that series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number of Directors; Term of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes: Class I, Class II, and Class III. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the effective date of this Certificate of Incorporation, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effective date of this Certificate of Incorporation. At each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding anything herein to the contrary and in addition to any vote required by law, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this Article V, Section 5.02.

Section 5.03. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors may only be filled (and in the case of a newly created directorship, their class chosen) by the affirmative votes of a majority of the members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected to fill a newly created directorship resulting from an increase in the authorized number of directors shall serve until the next election of the class for which such director shall have been chosen and until a successor is duly elected and qualified, subject to such director’s earlier of such director’s death, resignation or removal. A director so elected to fill a vacancy shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced and until a successor is duly elected and qualified, subject to such director’s earlier of such director’s death, resignation, or removal.

Section 5.04. Removal. Subject to any rights of the holders of any series of Preferred Stock, so long as the Board of Directors is classified pursuant to Section 5.02 or any successor provision (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, any director or the entire Board may be removed from office at any time, with or without cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, any director or the entire Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 5.05 Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, Section 4.03 hereof (including any certificate of designation) (a “Preferred Stock Director”), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV, Section 4.03 hereof (including any certificate of designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.06. Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.07. Approval of Certain Related Party Transactions. The Board of Directors shall establish and maintain a Related Party Transactions Committee (the “Related Party Transactions Committee”), which shall at all times consist of at least three (3) members and be comprised solely of Independent Directors (as defined below). All decisions of the Related Party Transactions Committee shall require the approval of a majority of the members of the Related Party Transactions Committee. The Related Party Transactions Committee shall be vested with the exclusive authority to act on behalf of the Board with respect to any contract or transaction between the Corporation or any of its subsidiaries, on the one hand, and Michael Nieri or any affiliate or associate of Mr. Nieri, on the other hand, including but not limited to a contract or transaction for the purchase of land upon which finished lots have been developed (each, a “Related Party Approval Transaction”). The Corporation shall not effect any Related Party Approval Transaction that has not been approved by the Related Party Transactions Committee. For purposes of this Certificate of Incorporation, “Independent Directors” shall mean any directors considered “independent” under the rules of the U.S. Securities and Exchange Commission and any exchange on which the securities of the Corporation are listed, including for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto) and who are determined by the Board to be independent of Michael Nieri.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01. Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or as an officer, as the case may be. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Notwithstanding anything herein to the contrary and in additional to any vote required by law, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this

Article VI.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01. Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, (i) for so long as the holders of shares of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, (i) for so long as the holders of shares of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, special meetings of the stockholders of the Corporation shall be called only by: (a) the Board of Directors; or (b) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 51% in voting power of the outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws, and (ii) from and after the time the holders of shares of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, special meetings of the stockholders of the Corporation shall only be called by the Board of Directors.

Section 7.03. Section 203 of the DGCL Commencing on the date that is twelve months from the date this Section 7.03 first becomes effective under the DGCL, the Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE VIII
BYLAWS

Section 8.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal by the stockholders shall require the approval of the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

[Signature Page to Follow]

THIS CERTIFICATE OF INCORPORATION is executed as of this 30 day of March, 2023.

DIAMONDHEAD HOLDINGS CORP.

By:	/s/ David T. Mamamoto
Name:	David T. Hamamoto
Title:	Co-Chief Executive Officer

[Signature Page to Amended & Restated Certificate of Incorporation]